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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
================================================================================
    Blue River Bancshares, Inc. - 29 East Washington Street, P. O. Box 927 -
                           Shelbyville, Indiana 46176


FOR IMMEDIATE RELEASE

DATE:        March 30, 2004
CONTACT:     Lawrence T. Toombs, President
             Blue River Bancshares, Inc.
             (317) 398-9721

                          BLUE RIVER BANCSHARES, INC.
                                    ANNOUNCES
                             2003 YEAR-END EARNINGS


         Shelbyville, IN- Blue River Bancshares Inc. (NASDAQ:BRBI) today announced consolidated net income of $99,000 for the year ended December 31, 2003. This compares to a consolidated net loss of ($4,506,000) for the same period of 2002. Basic earnings per share were $0.04 for 2003 compared to ($2.70) basic loss per share for 2002. Weighted average outstanding shares (basic) for 2003 were 2,470,799 compared to 1,666,122 for 2002.

         The Company recorded a valuation allowance against its deferred tax asset in 2002 and also did not record any tax expense in 2003. Further, in 2002, the Company wrote-off Goodwill in accordance with the adoption of SFAS 142. Net income of $99,000 for the year ended 2003 compares to a net loss before cumulative effect of change in accounting principles of ($2,077,000) for 2002. Basic earnings per share is $0.04 for 2003 compared to a basic loss before change in accounting principle of ($1.25) per share in 2002.

         Net interest income before loan loss provision for 2003 was $3,717,000 as compared to $2,364,000 for 2002, or a 57% increase. Non-interest income for 2003 was $745,000 as compared to $149,000 for 2002, or a 400% increase. Included in the non-interest income totals for 2003 were $328,000 in non-recurring gains on sale of securities and other assets. Excluding the security and other asset gains, non-interest income increased 179% to $417,000.

         Non-interest expense decreased to $4,123,000 for 2003 from $4,479,000 for 2002.

         Russell Breeden III, Chief Executive Officer commented: "Our fourth quarter was very productive throughout the Company. During this quarter at Shelby County Bank we added another key community banker and continued to grow our loan portfolio, which should increase our overall net interest income. The Unified acquisition will also have a positive impact on our



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operations. Certain deposit liabilities acquired from Unified had interest rates above current market interest rates. Also, certain loans acquired had interest rates that were above current market interest rates. The acquisition of Unified is accounted for in our financial statements as a purchase in accordance with generally accepted accounting principles which provides that assets and liabilities acquired be recorded at their fair values and reflective of current market interest rates. Thus, our net interest income from Unified is expected to be higher than the levels previously recognized by Unified prior to the acquisition and should continue as the acquired loans and deposits reprice."

         On a consolidated basis, the Company's average earning assets for the fourth quarter of 2003 was $129,150,000 compared to average earning assets of $102,666,000 for the fourth quarter of 2002. For the fourth quarter of 2003, interest income was $1,776,000 and interest expense was $565,000 compared to $1,360,000 and $743,000 respectively for the fourth quarter of 2002. Net interest margin increased to $1,212,000 for the fourth quarter of 2003 from $618,000 for the fourth quarter of 2002. Earnings for the fourth quarter of 2003 was $131,000 compared to a loss of $1,373,000 for the fourth quarter of 2002.

         Mr. Breeden also added: "While our financial results for the full year did not completely meet our expectations, we did make significant improvement over prior year's results. We have continued to add strong community bankers at Shelby County Bank and are very pleased with the acquisition of Unified Banking Company."

         The Unified Banking Company acquisition was finalized effective November 1, 2003. This acquisition resulted in significant changes in the balance sheet of the Company. As of December 31, 2003, gross loans were $128,666,000 and deposits were $160,686,000 compared to $58,313,000 and
$73,733,000, respectively, as of December 31, 2002. As of December 31, 2003, total assets were $198,810,000 compared to total assets of $95,118.000 as of December 31, 2002. Total liabilities were $182,582,000 at December 31, 2003, compared to $85,245,000 at December 31, 2002. Total capital was $16,228,000 at December 31, 2003 compared to $9,873,000 at December 31, 2002. The primary increases in capital were the net proceeds from the $2.5 million Private Placement completed in February 2003 and the $4.5 million Rights Offering completed in November 2003. Fully diluted shares outstanding as of December 31, 2003 were 3,406,150 compared to 1,859,802 fully diluted shares outstanding as of December 31, 2002.

         "We could not be more pleased with the recent integration of Unified Banking Company into Blue River." said Lawrence Toombs, President of the Company. "However, the major impact on operating income increases for 2003 can be attributed to the efforts of our associates in the Shelbyville, Indiana marketplace. Excluding the acquisition of Unified Banking Company, the Company's performance reflects continued positive trends in growth and revenue for the year as follows: Total assets were up 18.4%; loans increased 24.16%; deposits increased 16.19%; net interest income increased 11.53%; non-interest income increased 79.50%; and non-interest expense decreased by 19.70% when compared to the results of 2002."

         Other performance factors continued positively. Non-performing assets (those loans on non-accrual status and loans 90 days or more past due), at Shelby County Bank decreased from




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$4,008,000 at December 31, 2002 to $1,913,000 at December 31, 2003. The
provision for loan loss, excluding Unified, was $240,000 for 2003 compared to $261,000 for 2002. Net charge-offs, excluding Unified, for 2003 were $909,000 as compared to $435,000 for 2002, however, the 2003 net charge-offs included write-downs on two credits which originated in 1999 or prior totaling $657,000. On a consolidated basis, non-performing loans totaled $1,995,000 at December 31, 2003; the allowance for loan loss totaled $1,681,000 at December 31, 2003, representing 1.3% of outstanding loans.

         Blue River Bancshares, Inc., is the holding company for Shelby County Bank, Shelbyville, Indiana and Unified Banking Company, Lexington, Kentucky.


         Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, exceptions of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market, and potential future credit experience. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.